China Automotive Systems Reports 2011 Second Quarter Financial Results

WUHAN, China, Aug. 9, 2011 /PRNewswire-Asia-FirstCall/ -- China Automotive Systems, Inc. ("CAAS" or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the second quarter and six months ended June 30, 2011.

Second Quarter 2011 Highlights

•	Net sales were $82.5 million, compared with $85.1 million in the second quarter of 2010;

•	Gross profit was $14.8 million, compared to $19.8 million in the second quarter of 2010; Gross margin was 17.9%, compared with 23.3% in the same quarter in 2010;

•
Net income attributable to the parent company's common shareholders was $3.9 million, or $0.14 diluted earnings per share, compared with $23.9 million, or $0.28 diluted earnings per share, in the second quarter of 2010;

•	Cash and cash equivalents were $55.4 million at June 30, 2011; and

•	Cash flow from operating activities in the second quarter was approximately $20.0 million; Cash used to acquire property, plant and equipment for capacity expansion was $3.0 million.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems, commented, "With the expiration of government incentive policies and monetary tightening, China's auto output and sales have slowed after two years of rapid growth. In this environment, we are focused on strengthening our relationships with key OEMs that we believe will lead the sector's recovery. We believe that in downturns such as the current one, OEMs focus on upgrading vehicle quality and making key supplier decisions, especially in the area of safety-related components. CAAS has built a powerful research and development program and it has created new products that match global quality and performance standards. Continuing to generate free cash flow is our goal while we carefully manage our financial risks. We are confident that these strategies will position us to capitalize on the eventual recovery of the automotive market, which may start as early as the 2011 fourth quarter."

Second Quarter 2011 Results

Second quarter net sales were $82.5 million, compared with $85.1 million for the second quarter of 2010. The sales decline was mainly attributable to lower automotive vehicle sales in China and a reduction in the average selling price of the Company's products.

Gross profit was $14.8 million, compared to $19.8 million in the second quarter of 2010. Second quarter gross margin was 17.9%, versus 23.3% in the same quarter in 2010, mainly due to sales price declines exceeding unit cost reductions.

As sales volume declined, second quarter selling expenses decreased to $2.5 million, from $2.9 million in the second quarter of 2010. Selling expenses were 3.1% of sales in the second quarter, down from 3.4% in the second quarter of 2010.

General and administrative ("G&A") expenses were $3.5 million in the second quarter, compared with $2.1 million for the same period of 2010, but below the $3.9 million in the first quarter of 2011. The year-over-year increase was mainly attributable to a decrease in the recovery of bad debt provision and an increase in salaries and wages expenses, and labor insurance expenses.

Research and development expenses were $1.6 million for the second quarter of 2011, compared to $1.7 million for the second quarter of 2010. As a percentage of sales, research and development expenses were 1.9% in the second quarter, in line with 2.0% a year ago.

Income from operations was $7.6 million for the second quarter of 2011 as compared to $13.7 million in the second quarter of 2010. The decline resulted primarily from lower gross profit and higher operating expenses compared to the second quarter of 2010. As a result, operating margin was 9% in the second quarter of 2011, compared to 16% in the same period last year.

Financial expenses decreased to $0.6 million for the second quarter, compared to $0.8 million for the second quarter of 2010. This decrease was mainly due to the increase in gain on foreign currency exchange partially offset by higher interest expenses associated with the Convertible Notes.

For the second quarter of 2011, the loss on the change in fair value of the derivative was $0.1 million, compared with a gain of $19.6 million for the same period of 2010. The gain or loss on the change in fair value of the derivative is mainly determined by the Company's stock price movement during the period coupled with the stock price volatility and other factors. During the second quarter of 2011, the Company's common stock market price dropped slightly to $8.63 from $8.90, but with higher volatility. As a result, the fair value of compound derivative liabilities increased and caused the loss on the change in the fair value of derivatives. During the second quarter of 2010, the Company's common stock market price dropped significantly to $17.60 from $23.10. Thus, the intrinsic value of the embedded conversion feature in financial instruments decreased, the fair value of compound derivative liabilities decreased, which caused the gain on change in fair value of derivatives.

Income before income taxes was $7.0 million compared with $32.7 million for the three months ended June 30, 2010. This decrease was mainly due to a $6.1 million reduction in income from operations and a $19.7 million decrease in gain on change in fair value of the derivative.

Second quarter net income attributable to the parent company's common shareholders was $3.9 million, or $0.14 diluted earnings per share, compared with $23.9 million or $0.28 diluted earnings per share in the second quarter of last year. The weighted average number of basic common shares outstanding was 28,083,534 in the second quarter compared to 27,075,607 in the same quarter of 2010. The weighted average number of diluted common shares outstanding was 28,202,989 in the second quarter compared to 31,562,479 in same quarter of 2010.

As of June 30, 2011, total cash and cash equivalents were $55.4 million and working capital was $132.4 million.

Cash flow from operating activities in the second quarter was approximately $20.0 million. Cash used to acquire property, plant and equipment for capacity expansion was $3.0 million.

Six Months 2011 Results

Net sales for the first six months of 2011 increased 2.5% to $173.5 million compared to $169.3 million in the first six months of last year. Six-month gross profit was $34.8 million, compared with $42.3 million in the same period a year ago. Six-month gross margin was 20.0%, compared with 25.0% for the same period in 2010. Income from operations was $19.4 million, compared with $29.6 million in the first six months of 2010. Operating margin was 11.2%, compared with 17.5% for the same period of 2010. Net income attributable to the parent company's common shareholders increased to $21.2 million from $20.3 million in the first six months of 2010. Diluted earnings per share were $0.40, compared with $0.62 in the first six months of 2010.

Cash flows from operating activities in the first six months were approximately $16.5 million. Cash used to acquire property, plant and equipment for capacity expansion was $9.1 million in the first six months of 2011.

Non-GAAP Measures

Second quarter adjusted net income attributable to the parent company (Non-GAAP) was $5.1 million compared to adjusted net income attributable to the parent company of $8.6 million in the second quarter last year. Adjusted diluted earnings per share was $0.16 for the three months ended June 30, 2011 compared to adjusted diluted earnings per share of $0.27 for the same period of 2010.

Six-month adjusted net income attributable to the parent company (Non-GAAP) was $12.0 million compared to adjusted net income attributable to the parent company of $18.8 million for the same period of 2010. Adjusted diluted earnings per share was $0.38 for the six months ended June 30, 2011 compared to adjusted diluted earnings per share of $0.60 for same period of 2010.

Reconciliation of GAAP to Non-GAAP results:

Non-GAAP calculation
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Net income attributable to parent company's common shareholders	$3,883,690	$23,872,723
Add: Allocation to convertible notes holders	460,268	3,734,882
Add: Loss (gain) on change in fair value of derivative	146,444	(19,587,135)
Add: Accrued make-whole redemption interest expense for convertible notes	621,293	530,833
Adjusted net income attributable to parent company	$5,111,695	$8,551,303
Diluted earnings per share:
GAAP	$0.14	$0.28
Non-GAAP	$0.16	$0.27
Shares used in computing diluted earnings per share:
GAAP	28,202,989	31,562,479
Non-GAAP	31,553,753	31,562,479
Non-GAAP calculation

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Net income attributable to parent company’s common shareholders	$21,213,448	$20,320,320
Add: Allocation to convertible notes holders	2,772,492	3,180,834
Add: Loss (gain) on change in fair value of derivative	(11,585,383)	(5,434,753)
Add: Accrued make-whole redemption interest expense for convertible notes	1,204,175	758,730
Less: Gain on convertible notes conversion	(1,564,418)	-
Adjusted net income attributable to parent company	$12,040,314	$18,825,131
Diluted earnings per share:
GAAP	$0.40	$0.62
Non-GAAP	$0.38	$0.60
Shares used in computing diluted earnings per share:
GAAP	31,544,808	31,558,848
Non-GAAP	31,567,308	31,558,848

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (U.S. GAAP), we use non-GAAP measures of net income attributable to parent company and earnings per share, which are adjusted from results based on U.S. GAAP to exclude certain expenses, and gains and losses associated with the Company's Convertible Notes. These non-GAAP financial measures are provided to enhance the reader's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors, as these non-GAAP results exclude certain expenses, and gains and losses that we believe are not indicative of our core operating results, because these are consistent with the financial models and estimates published by many analysts who follow the Company, and these non-GAAP results assist in evaluating the Company's operating performance compared with that of other companies in its industry. These non-GAAP results are some of the primary indicators management uses for assessing our performance, allocating resources and planning, and forecasting future periods. Furthermore, management uses non-GAAP information that excludes certain non-cash charges such as accrued make-whole redemption interest expense and allocation to Convertible Notes holders associated with our Convertible Notes, as these non-GAAP items do not reflect the cash operating results of the business or the ongoing results.

Non-GAAP net income attributable to parent company and earnings per share are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company's performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define metrics used and confirm their calculation.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company's business. The Company recognizes that the usefulness of non-GAAP measures of net income attributable to parent company and earnings per share has certain limitations, including the following:

•
non-GAAP net income attributable to parent company and earnings per share do not include certain gains and losses associated with the Company's Convertible Notes. Because the Convertible Notes are a recurring, non-cash item, related gains and losses are a necessary element of the Company's costs and ability to generate profits and cash flows. Therefore, any measure that excludes certain gains and losses associated with the Company's Convertible Notes may have material limitations; and

•
the manner in which the Company calculates non-GAAP net income attributable to parent company and earnings per share may differ from that of other companies, which limits their usefulness as a comparative measure.

The Company compensates for the aforementioned limitations by using non-GAAP net income attributable to parent company and earnings per share as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. As such, these non-GAAP measures should be viewed in conjunction with the Company's financial statements prepared in accordance with U.S. GAAP, as presented above and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2011.

Business Outlook

Reflecting current conditions, management has lowered its guidance and now expects annual revenues to increase by 5% to 10% for 2011. This target is based on the Company´s current views on operating and market conditions, which are subject to change.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 28, 2011, and in documents subsequently filed by the Company from time to time. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com

China Automotive Systems, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,
	2011	2010

Net product sales, including $13,121,030 and $2,941,718 to related parties for the three months ended June 30, 2011 and 2010	$82,505,886	$85,081,138
Cost of product sold, including $4,710,325 and $5,248,896 purchased from related parties for the three months ended June 30, 2011 and 2010	67,705,216	65,270,878
Gross profit	14,800,670	19,810,260
Add: Gain on other sales	480,735	681,999
Less: Operating expenses
Selling expenses	2,537,012	2,903,125
General and administrative expenses	3,514,000	2,134,773
Research and development expenses	1,589,628	1,741,405
Total operating expense	7,640,640	6,779,303
Income from operations	7,640,765	13,712,956
Add: Other income, net	72,934	250,851
Financial expenses, net	(560,929)	(840,683)
Gain (loss) on change in fair value of derivative	(146,444)	19,587,135
Income before income tax expenses and equity in earnings of affiliated companies	7,006,326	32,710,259
Less: Income taxes	1,289,769	2,291,292
Add: Equity in earnings of affiliated companies	47,635	-
Net income	5,764,192	30,418,967
Net income attributable to noncontrolling interest	1,420,234	2,811,362
Net income attributable to parent company	4,343,958	27,607,605
Allocation to convertible notes holders	(460,268)	(3,734,882)
Net income attributable to parent company's common shareholders	$3,883,690	$23,872,723
Net income attributable to parent company's common shareholders per share
Basic	$0.14	$0.88
Diluted	$0.14	$0.28
Weighted average number of common shares outstanding
Basic	28,083,534	27,075,607
Diluted	28,202,989	31,562,479

China Automotive Systems, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Six Months Ended June 30,
	2011	2010
Net product sales, including $22,656,851 and $4,602,111 to related parties for the six months ended June 30, 2011 and 2010	$173,520,056	$169,313,827
Cost of product sold, including $10,130,095 and $9,596,184 purchased from related parties for the six months ended June 30, 2011 and 2010	138,734,478	126,968,550
Gross profit	34,785,578	42,345,277
Add: Gain on other sales	893,921	1,133,609
Less: Operating expenses
Selling expenses	4,952,288	4,770,928
General and administrative expenses	7,454,837	6,061,350
Research and development expenses	3,900,359	3,043,163
Total operating expenses	16,307,484	13,875,441
Income from operations	19,372,015	29,603,445
Add: Other income, net	105,574	266,379
Financial expenses, net	(1,623,142)	(1,348,904)
Gain on change in fair value of derivative	11,585,383	5,434,753
Gain on convertible notes conversion	1,564,418	-
Income before income tax expenses and equity in earnings of affiliated companies	31,004,248	33,955,673
Less: Income taxes	3,246,364	4,576,814
Add: Equity in earnings of affiliated companies	86,546	-
Net income	27,844,430	29,378,859
Net income attributable to noncontrolling interest	3,858,490	5,877,705
Net income attributable to parent company	23,985,940	23,501,154
Allocation to convertible notes holders	(2,772,492)	(3,180,834)
Net income attributable to parent company's common shareholders	$21,213,448	$20,320,320
Net income attributable to parent company's common shareholders per share
Basic	$0.76	$0.75
Diluted	$0.40	$0.62
Weighted average number of common shares outstanding
Basic	27,780,965	27,060,925
Diluted	31,544,808	31,558,848

China Automotive Systems, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$55,425,262	$49,424,979
Pledged cash deposits	19,951,263	20,983,891
Accounts and notes receivable, net, including $9,823,653 and $5,466,842 from related parties at June 30, 2011 and December 31, 2010	206,909,413	195,858,988
Advance payments and other, including $1,133,425 and $1,334,069 to related parties at June 30, 2011 and December 31, 2010	4,958,665	4,226,137
Inventories	45,679,605	36,870,272
Current deferred tax assets	3,594,617	3,511,421
Total current assets	336,518,825	310,875,688
Long-term Assets:
Other receivables, net, including $577,779 and $350,464 from related parties at June 30, 2011 and December 31, 2010	1,481,747	2,801,434
Long term investments	3,323,022	3,162,136
Property, plant and equipment, net	79,874,992	75,380,747
Intangible assets, net	612,152	662,089
Advance payments for property, plant and equipment, including $6,406,683 and $7,534,440 to related parties at June 30, 2011 and December 31, 2010	9,345,959	9,373,977
Non-current deferred tax assets	3,695,782	3,271,594
Total assets	$434,852,479	$405,527,665
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$3,090,426	$6,794,812
Accounts and notes payable, including $1,591,176 and $1,867,926 to related parties at June 30, 2011 and December 31, 2010	161,324,177	148,517,423
Convertible notes payable	-	30,000,000
Compound derivative liabilities	-	25,271,808
Customer deposits	1,996,632	720,883
Accrued payroll and related costs	4,344,976	4,927,200
Accrued expenses and other payables	23,814,832	29,072,710
Accrued pension costs	3,726,459	3,851,988
Taxes payable	5,042,283	6,860,946
Amounts due to shareholders/directors	352,406	353,817
Deferred tax liabilities	408,145	312,304
Total current liabilities	204,100,336	256,683,891
Long-term liabilities:
Convertible notes payable	23,571,429	-
Compound derivative liabilities	9,944,852	-
Accrued make-whole redemption interest expense of convertible notes	6,333,301	-
Advances payable	648,988	603,983
Total liabilities	244,598,906	257,287,874
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares; issued and outstanding – None	-	-
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; issued and outstanding –28,083,534 shares and 27,175,826 shares at June 30, 2011 and December 31, 2010	2,808	2,717
Additional paid-in capital	38,676,931	28,565,153
Retained earnings-
Appropriated	9,026,960	8,767,797
Unappropriated	82,706,628	58,979,851
Accumulated other comprehensive income	20,102,114	15,957,500
Total parent company stockholders' equity	150,515,441	112,273,018
Noncontrolling interests	39,738,132	35,966,773
Total stockholders' equity	$190,253,573	$148,239,791
Total liabilities and stockholders' equity	$434,852,479	$405,527,665

China Automotive Systems, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$27,844,430	$29,378,859
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Stock-based compensation	-	250,026
Depreciation and amortization	6,573,562	4,909,679
Allowance for doubtful accounts recovered	(94,953)	(599,863)
Deferred income taxes assets and liabilities	(265,444)	(392,613)
Equity in earnings of affiliated companies	(86,546)	-
Gain on convertible notes conversion	(1,564,418)	-
Gain on change in fair value of derivative	(11,585,383)	(5,434,753)
Other operating adjustments	36,441	14,275
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	1,510,294	(6,521,746)
Accounts and notes receivable	(6,136,625)	(24,024,295)
Advance payments and other	(627,519)	(814,827)
Inventories	(7,820,897)	(11,987,567)
Increase (decrease) in
Accounts and notes payable	9,191,802	27,953,517
Customer deposits	1,259,258	448,291
Accrued payroll and related costs	(690,765)	(35,015)
Accrued expenses and other payables	1,123,640	1,517,959
Accrued pension costs	(213,287)	15,083
Taxes payable	(1,965,450)	(852,725)
Net cash provided by operating activities	16,488,140	13,824,285
Cash flows from investing activities:
Decrease (increase) in other receivables	1,375,812	(830,493)
Cash received from equipment sales	109,036	374,399
Cash paid to acquire property, plant and equipment	(9,087,607)	(14,134,717)
Cash paid to acquire intangible assets	(16,697)	(38,498)
Net cash used in investing activities	(7,619,456)	(14,629,309)
Cash flows from financing activities:
Proceeds from (repayment of) bank loans	(3,863,033)	3,685,215
Dividends paid to the non-controlling interest holders of joint-venture companies	-	(1,744,982)
Shares issued for stock options exercised	-	259,476
Increase (decrease) in amounts due to shareholders/directors	(13,329)	110,271
Net cash provided by (used in) financing activities	(3,876,362)	2,309,980
Effects of exchange rate on cash and cash equivalents	1,007,961	261,087
Net increase in cash and cash equivalents	6,000,283	1,766,043
Cash and cash equivalents at beginning of period	49,424,979	43,480,176
Cash and cash equivalents at end of period	$55,425,262	$45,246,219